As filed with the U.S. Securities and Exchange Commission on December 6, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	11-2139466
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

68 South Service Road, Suite 230 Melville, NY	11747
(Address of Principal Executive Offices)	(Zip Code)

Second Amended and Restated Comtech Telecommunications Corp.

2001 Employee Stock Purchase Plan

The Comtech Telecommunications Corp. 2000 Stock Incentive Plan

Amended and Restated Effective March 6, 2018

(Full Title of the Plans)

Fred Kornberg

Chairman, Chief Executive Officer and President

Comtech Telecommunications Corp.

68 South Service Road, Suite 230

Melville, NY 11747

(Name and Address of Agent for Service)

(631) 962-7000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Robert A. Cantone, Esq.

Daniel L. Forman, Esq.

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Tel (212) 969-3000

Fax (212) 969-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Stock, par value $0.10 per share
- 2001 Employee Stock Purchase Plan	375,000	$25.225	$9,459,375	$1,147
- 2000 Stock Incentive Plan	900,000	$25.225	$22,702,500	$2,752
Total	1,275,000		$32,161,875	$3,899
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall cover any shares of common stock (the “Common Stock”) of Comtech Telecommunications Corp. (the “Registrant”) as may be offered or issued under the Second Amended and Restated Comtech Telecommunications Corp. 2001 Employee Stock Purchase Plan (the “ESPP”) or The Comtech Telecommunications Corp. 2000 Stock Incentive Plan Amended and Restated March 6, 2018 (the “SIP”), to prevent dilution resulting from stock splits, dividends or similar transactions which results in an increase in the number of outstanding shares of Common Stock issuable pursuant to awards granted under the ESPP or the SIP.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low selling prices per share of Common Stock as reported on the Nasdaq Global Select Market on November 30, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by the Registrant for the purpose of registering:

•	an additional 125,000 shares of the Registrant’s Common Stock reserved for issuance under the ESPP, as approved by the Registrant’s stockholders at the Registrant’s Fiscal 2015 annual meeting of stockholders on December 10, 2015;
•	an additional 900,000 shares of the Registrant’s Common Stock reserved for issuance under the SIP, as approved by the Registrant’s stockholders at the Registrant’s Fiscal 2017 annual meeting of stockholders on December 5, 2017; and
•	an additional 250,000 shares of the Registrant’s Common Stock reserved for issuance under the ESPP, as approved by the Registrant’s stockholders at the Registrant’s Fiscal 2018 annual meeting of stockholders on December 4, 2018.

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 incorporates by reference the contents of each of the Registration Statements on Form S-8 (File Nos. 333-166754, 333-51708, 333-125625, and 333-143548) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) in respect of the ESPP and SIP.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference into this Registration Statement:

•	the Registrant’s Annual Report on Form 10-K for the year ended July 31, 2018, filed with the Commission on September 26, 2018;
•	the portions of the Definitive Proxy Statement on Schedule 14A for the fiscal 2018 annual meeting of stockholders filed on November 16, 2018 to the extent incorporated by reference in the Annual Report on Form 10-K for the year ended July 31, 2018;
•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2018, filed with the SEC on December 6, 2018.
•	the Registrant’s Current Reports on Form 8-K filed with the SEC on September 26, 2018 (Form 8-K relating to Appointment of Principal Officers only) and November 5, 2018; and
•	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, File No. 000-07928, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. The Registrant’s charter and amended and restated bylaws provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

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Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant’s charter also authorizes the Registrant to indemnify the Registrant’s officers, directors and other agents to the fullest extent permitted by Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that:

•	the Registrant may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
•	the Registrant may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•	the rights provided in the Registrant’s amended and restated bylaws are not exclusive.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

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As permitted by the Delaware General Corporation Law, the Registrant has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the Registrant’s board of directors. Under the terms of the Registrant’s indemnification agreements, the Registrant is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was the director or officer or a director or officer of any of the Registrant’s subsidiaries or was serving at the Registrant’s request in an official capacity for another entity. The Registrant must indemnify its officers and directors against (1) attorneys’ fees and (2) all other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

In addition, the Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

		Incorporation by Reference				Filed
Exhibit Number	Description	Form	File No.	Exhibit(s)	Filing Date	Furnished Herewith
4.1	Restated Certificate of Incorporation	Form 10-K	000-07928	3(a)(i)	09/20/2006
4.2	Third Amended and Restated Bylaws	Form 10-K	000-07928	3(a)(ii)	09/27/2017
4.3	Form of Common Stock Certificate	Form S-3	333-114268	4.1	04/07/2004
5.1	Opinion of Proskauer Rose LLP					X
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm					X
23.2	Consent of Proskauer Rose LLP. Reference is made to Exhibit 5.1.					X
24.1	Powers of Attorney. Reference is made to the signature pages to this Registration Statement.					X
99.1	Second Amended and Restated Comtech Telecommunications Corp. 2001 Employee Stock Purchase Plan	Definitive Proxy Statement on Schedule 14A	000-07928	Exhibit A	11/16/2018
99.2	The Comtech Telecommunications Corp. 2000 Stock Incentive Plan (Amended and Restated Effective March 6, 2018)	Form 10-Q	000-07928	10.1	06/06/2018

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Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on this 6th day of December 2018.

COMTECH TELECOMMUNICATIONS CORp.

By:	/s/ Fred Kornberg
Fred Kornberg
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Fred Kornberg, Michael D. Porcelain and Michael A. Bondi, or any of them individually, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Fred Kornberg	Chairman of the Board Chief Executive Officer and President	December 6, 2018
Fred Kornberg	(Principal Executive Officer)

/s/ Michael A. Bondi	Chief Financial Officer (Principal Financial and	December 6, 2018
Michael A. Bondi	Accounting Officer)

/s/ Edwin Kantor	Director	December 6, 2018
Edwin Kantor

/s/ Ira S. Kaplan	Director	December 6, 2018
Ira S. Kaplan

/s/ Robert G. Paul	Director	December 6, 2018
Robert G. Paul

/s/ Dr. Yacov A. Shamash	Director	December 6, 2018
Dr. Yacov A. Shamash

/s/ Lawrence J. Waldman	Director	December 6, 2018
Lawrence J. Waldman

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